Exhibit 21.1

Subsidiaries of TransAtlantic Petroleum Ltd.

March 29, 2016

Subsidiary	Jurisdiction of Incorporation
Amity Oil International Pty Ltd	Australia
Incremental Petroleum Pty Ltd	Australia
TransAtlantic Australia Pty Ltd	Australia
TransAtlantic Exploration Mediterranean International Pty Ltd	Australia
TransAtlantic (Holdings) Australia Pty Ltd	Australia
Anschutz Morocco Corporation	Bahamas
Direct Petroleum Morocco, Inc.	Bahamas
DMLP, Ltd.	Bahamas
Talon Exploration, Ltd.	Bahamas
TransAtlantic Maroc, Ltd.	Bahamas
TransAtlantic Turkey, Ltd.	Bahamas
TransAtlantic Worldwide, Ltd.	Bahamas
TransAtlantic Holdings, Ltd.	Bahamas
TransAtlantic Holdings B.C. Ltd.	British Columbia
Longe Energy Limited	Bermuda
Delvina Gas Company Ltd.	British Virgin Islands
Thrace Basin Natural Gas (Turkiye) Corporation	British Virgin Islands
Direct Petroleum Bulgaria EOOD	Bulgaria
TransAtlantic Petroleum Cyprus Limited	Cyprus
Viva Exploration Ventures Ltd.	Cyprus
TransAtlantic Petroleum (USA) Corp.	Delaware
MOS Viking SARL	Morocco
TransAtlantic Worldwide Romania SRL	Romania
Petrogas Petrol Gaz ve Petrokemya Urunleri Insaat Sanayive Ticaret A.S.	Turkey
TransAtlantic Petroleum Ukraine LLC	Ukraine
Viva Exploration LLC	Ukraine